Exhibit 99

VF Reports 2014 Fourth Quarter and Full Year Results; Announces Outlook for 2015

  2014 revenues up 8 percent to $12.3 billion
  2014 gross margin up 70 basis points to 48.8 percent
  2014 adjusted EPS, excluding a $396 million pre-tax noncash impairment charge, was up 14 percent to $3.08 ($2.38 on a GAAP basis)
  2015 currency neutral revenues expected to increase 8 percent (up 3 percent reported)
  2015 gross margin expected to reach 49.2 percent; net of an anticipated 30 basis points of negative impact from changes in foreign currency
  2015 currency neutral EPS expected to increase 12 percent (up 4 percent reported) compared to adjusted EPS of $3.08 in 2014
  Expect to return more than $1.2 billion to shareholders in 2015 through share repurchases and dividends

GREENSBORO, N.C.--(BUSINESS WIRE)--February 13, 2015--VF Corporation (NYSE: VFC) today reported financial results for its fourth quarter and full year ended January 3, 2015. All per share amounts are presented on a diluted basis. Discussions in this release that refer to “adjusted”, “currency neutral” and “reported” amounts are described under the “Adjusted Amounts – Excluding Noncash Impairment Charge” and “Currency Neutral – Excluding the Impact of Foreign Currency” paragraphs that follow. Reconciliations of GAAP measures to adjusted and currency neutral amounts are presented in the supplemental financial information included with this release, which identifies and quantifies all excluded items.

“Our powerful brands and the competitive advantage of our business platforms combined with our relentless focus on operational excellence delivered another year of strong returns for our shareholders,” said Eric Wiseman, VF Chairman, President and Chief Executive Officer. “Our four largest brands: The North Face®, Vans®, Timberland®, and Wrangler®, along with many of our other brands, were strong performers as we grew our business in every region and channel around the world.

“We are very pleased to report that Vans® passed the $2 billion dollar mark in 2014 to become VF’s second $2 billion brand along with The North Face®,” Wiseman continued. “As we end the second year of our five-year plan we’re on track with our 2017 targets.”

Fourth Quarter 2014 Review

  Revenues rose 9 percent to $3.6 billion driven by strong growth in our Outdoor & Action Sports coalition and our international and direct-to-consumer businesses. On a currency neutral basis, revenues increased 11 percent over the 2013 quarter. VF uses a 52/53 week fiscal year and the fourth quarter of 2014 included a 53rd week, which added approximately $100 million in revenue, representing about 3 percentage points of growth.
  Gross margin improved 80 basis points to a record 49 percent driven primarily by the continuing shift of our revenue mix toward higher margin businesses.
  A $396 million pre-tax, noncash impairment charge ($0.70 per share) was recorded to reduce the carrying value of the goodwill and intangible assets related to our 7 For All Mankind®, Ella Moss® and Splendid® brands.
  SG&A as a percent of revenues was up 20 basis points to 32.9 percent.

  Operating income on an adjusted basis grew 14 percent to $578 million in the fourth quarter, compared with $508 million in the same period of 2013. On a GAAP basis, fourth quarter operating income was $182 million. Adjusted operating margin improved to 16.2 percent, compared with 15.5 percent in the fourth quarter of 2013. On a GAAP basis, operating margin was 5.1 percent in 2014.
  Adjusted earnings per share increased 20 percent to $0.98 per share compared with $0.82 per share during the same period last year. On a GAAP basis, earnings per share were $0.28.

Full Year 2014 Review

  Revenues increased 8 percent to a record $12.3 billion, compared with $11.4 billion in 2013, driven by continued strength in our Outdoor & Action Sports coalition, and our international and direct-to-consumer businesses. On a currency neutral basis, revenue increased 8 percent for the year. Inclusion of the 53rd week, as previously noted, added approximately 1 percentage point of growth in 2014.
  Gross margin improved 70 basis points to a record 48.8 percent, compared with 48.1 percent in 2013. For the full year, the improvement in gross margin reflects the continued shift in our revenue mix toward higher margin businesses as well as our previously disclosed change in classification of retail concession fees.
  SG&A as a percent of full year revenues was up 30 basis points to 33.9 percent. This increase was primarily due to the change in classification of retail concession fees.
  Operating income on an adjusted basis grew 11 percent to $1.8 billion, compared with $1.6 billion in 2013. On a GAAP basis, full year operating income was $1.4 billion in 2014. Adjusted operating margin was 14.9 percent in 2014, compared with 14.4 percent in 2013. On a GAAP basis, operating margin was 11.7 percent in 2014.
  Adjusted earnings per share increased 14 percent to $3.08 per share compared with $2.71 per share in 2013. On a GAAP basis, full year earnings per share were $2.38.

Coalition Review

Fourth quarter revenues for the Outdoor & Action Sports coalition increased 13 percent (up 16 percent currency neutral) to $2.2 billion. Full year Outdoor & Action Sports revenues increased 13 percent in 2014 (up 14 percent currency neutral).

Fourth quarter revenues for The North Face® brand rose 12 percent (up 14 percent currency neutral) including a 30 percent increase in direct-to-consumer sales. By region, The North Face® brand’s revenues were up at a mid-teen percentage rate in the Americas, up more than 25 percent in Asia Pacific and down at a mid single-digit rate in Europe (up at a low single-digit rate currency neutral). For the full year, revenues for The North Face® brand grew 11 percent (up 12 percent currency neutral) to reach $2.3 billion.

Revenues for the Vans® brand in the fourth quarter were up 17 percent (up 20 percent currency neutral) with 30 percent growth in its direct-to-consumer channel and strong wholesale growth. Revenues in the Americas region were up 20 percent in the quarter, up more than 50 percent in the Asia Pacific region and down slightly in Europe due to the changes in foreign currency. On a currency neutral basis, Vans® brand revenues in Europe were up at a high single-digit rate in the quarter. Revenues for the Vans® brand for the full year were up 17 percent, firmly establishing its place as VF’s second $2 billion brand.

Revenues for the Timberland® brand were up 11 percent (up 15 percent currency neutral) in the fourth quarter driven by balanced wholesale and direct-to-consumer gains. In the Americas region, revenues were up nearly 25 percent driven by significant wholesale growth and strong direct-to-consumer sales. In Asia Pacific, fourth quarter revenues were up at a mid single-digit percentage rate (up at a low double-digit rate currency neutral). And in Europe, the Timberland® brand was down at a low single-digit rate (up at a mid single-digit rate currency neutral). Full year Timberland® brand revenues were up 13 percent to $1.8 billion, or an increase of 15 percent on a currency neutral basis.

Fourth quarter operating income for Outdoor & Action Sports rose 21 percent to $432 million. Operating margin increased 130 basis points to 20 percent in the quarter and improved for the full year by 90 basis points to 18.2 percent.

Jeanswear fourth quarter revenues were up 3 percent (up 5 percent currency neutral) to $755 million. As anticipated, revenue comparisons for the Americas region improved with sales up at a low single-digit rate (up mid single-digit currency neutral). In Europe, revenues were up at a low single-digit rate (up 10 percent currency neutral) and in Asia, revenues were up at a mid single-digit rate. In 2014, global Jeanswear revenues were flat at $2.8 billion (up 1 percent currency neutral).

Fourth quarter global revenues for the Wrangler® brand were up 3 percent (up 6 percent currency neutral) driven by strength in the Americas region, including a low-teen increase in its western specialty business and low single-digit growth in the U.S. mass channel. Wrangler® brand revenues in Europe were down 4 percent (up 5 percent currency neutral) and down slightly in Asia Pacific. Full year revenues for the Wrangler® brand increased 2 percent (up 4 percent currency neutral) to reach $1.7 billion.

Global revenues for the Lee® brand in the fourth quarter were up 2 percent (up 5 percent currency neutral) driven by a high single-digit percentage increase in Asia Pacific and a high single-digit percentage increase in Europe (up at a high teen rate currency neutral). This was offset by flat results in the Americas region where the business continues to work through ongoing challenges in the U.S. mid-tier channel. For the full year, global Lee® brand revenues were down 2 percent (down 1 percent currency neutral) at $1.0 billion.

Operating income for Jeanswear in the fourth quarter rose 5 percent to $142 million. Operating margin increased 40 basis points to 18.7 percent in the quarter, and was down 60 basis points for the full year to 18.8 percent due to challenges primarily related to the U.S. business.

Imagewear revenues were up 4 percent (up 5 percent currency neutral) in the fourth quarter to $298 million driven by particular strength in the Licensed Sports Group (LSG) business. For the full year, revenues for the Imagewear coalition were up 4 percent to $1.1 billion including growth in both the Image business driven by new product introductions in our Red Kap® and Bulwark® brands and the LSG business, which had strong demand for National Football League® and Major League Baseball® products.

Fourth quarter operating income for Imagewear was up 8 percent to $48 million, with a 60 basis point improvement in operating margin to 16.2 percent. For the full year, Imagewear operating margin improved 60 basis points to 14.9 percent.

Sportswear fourth quarter revenues increased 4 percent to $215 million. Nautica® brand revenues were flat with a low-teen percentage rate increase in the direct-to-consumer business being offset by a high single-digit decline in wholesale sales. The Kipling® brand’s U.S. business achieved a 25 percent increase in revenues compared with the same period last year. For the year, Sportswear coalition revenues were up 4 percent. Globally, the Kipling® brand grew 13 percent in the fourth quarter, up 18 percent currency neutral.

In the fourth quarter, operating income decreased 10 percent to $32 million with a 220 basis point decline in operating margin to 15 percent. 2014 operating margin for the Sportswear coalition declined by 210 basis points to 12 percent, impacted by a challenging environment in the U.S. department store channel.

Contemporary Brands coalition fourth quarter revenues were down 1 percent (up 1 percent currency neutral), to $107 million, reflecting continuing challenging consumer trends in women’s contemporary apparel and premium denim.

International Review

International revenues in the fourth quarter grew 5 percent, or 13 percent on a currency neutral basis. Revenues in Europe were down 1 percent (up 8 percent currency neutral) and in the Asia Pacific region were up 17 percent (up 20 percent currency neutral), including 20 percent growth in China. Revenues in the Americas (non-U.S.) region were up 9 percent (up 19 percent currency neutral). International revenues were 33 percent of total VF fourth quarter sales compared with 34 percent in the same period of 2013. For the full year, international revenues represented 38 percent of total VF sales, the same as in fiscal 2013.

Direct-to-Consumer Review

Direct-to-consumer revenues grew 22 percent (up 25 percent currency neutral) in the fourth quarter with strong double-digit increases in all regions of the world and growth in every VF brand with a retail format. Seventy-five stores were opened during the fourth quarter bringing the total number of VF owned retail stores to 1,401. As previously discussed, effective in 2014, VF now includes revenues from its concession locations in its direct-to-consumer business. Direct-to-consumer revenues reached 32 percent of total revenues in the fourth quarter compared with 29 percent in the 2013 period (27 percent prior to the concession classification change). Direct-to-consumer revenues were 26 percent of total VF revenues in 2014 compared with 24 percent in 2013 (22 percent prior to the concession classification change). References to direct-to-consumer and wholesale revenue growth rates reflect the change in reporting of concessions in all periods.

Balance Sheet Review

Inventories were up 6 percent compared with December 2013 levels. In 2014, VF’s cash generation from operations reached nearly $1.7 billion and the company returned over $1.2 billion to shareholders through dividends and share repurchases.

Adjusted Amounts – Excluding Noncash Impairment Charge

As a result of our annual review of goodwill and intangible assets, we recorded a $396 million pre-tax, noncash impairment charge in the fourth quarter of 2014 to reduce the carrying value of the goodwill and intangible assets related to our 7 For All Mankind®, Ella Moss® and Splendid® brands. On an after-tax basis, the charge totaled $307 million, which decreased fourth quarter and full year 2014 earnings per share by $0.70. While management continues to view these brands as compelling and complementary within the context of VF’s portfolio, it concluded that an impairment charge was required because the fair values of these brands were below their respective carrying values. All “adjusted amounts” referenced herein exclude the effects of this noncash impairment charge. Reconciliations of GAAP measures to adjusted amounts for 2014 are presented in the supplemental financial information included with this release, which identify and quantify all excluded items.

Currency Neutral – Excluding the Impact of Foreign Currency

This release refers to “currency neutral”’ amounts. In 2014, currency neutral amounts only exclude the impact of translating foreign currencies into U.S. dollars. The net impact of foreign currency fluctuations on non-U.S. dollar denominated transactions in 2014 was not material compared to 2013. Reconciliations of GAAP measures to currency neutral amounts for 2014 are presented in the supplemental financial information included with this release, which identify and quantify all excluded items.

Currency neutral amounts for 2015 exclude both the expected impact of translating foreign currencies into U.S. dollars and the expected impact of foreign currency rate changes on non-U.S. dollar denominated transactions. The “transactional” impact from foreign currency fluctuations is considered in 2015 currency neutral amounts due to the recent and rapid strengthening of the U.S. dollar. This release also refers to “reported” amounts in 2015, which include translation and transactional impacts from foreign currency based on current estimates of foreign currency exchange rates.

2015 Outlook

“2015 will be another great year for VF. Our fundamentals have never been stronger and despite the strength of the U.S. dollar, which will continue to pressure our reported results, we expect meaningful growth in every region around the world,” Wiseman continued. “Our consistent and proven, powerful-brand, powerful-platform approach to business gives me tremendous confidence in our ability to further increase competitive separation for our brands and provide sustainable, long-term returns for our shareholders.”

Key points related to VF’s full year 2015 outlook include:

  Revenue is expected to increase by 8 percent on a currency neutral basis (up 3 percent reported). Revenues for the Outdoor & Action Sports coalition, including The North Face®, Vans® and Timberland® brands, are expected to increase at a low double-digit percentage rate currency neutral (up mid single-digit reported). Imagewear and Sportswear coalition revenues are expected to grow at a mid single-digit rate. Jeanswear is expected to grow at a low single-digit rate and Contemporary Brands revenues are expected to be nearly flat on a currency neutral basis (down at a mid single-digit reported rate).

  International revenues are expected to increase at a low double-digit rate on a currency neutral basis (up low single-digit reported). Revenues for Europe, which represents less than a quarter of VF’s total sales, are expected to be up at a high single-digit rate currency neutral (down at a mid single-digit rate reported). In the Asia Pacific region, which is about 10 percent of VF’s total sales, full year revenues are expected to increase at a mid to high-teen percentage rate. And in the Americas (non-U.S.) region, which is a little more than 5 percent of VF’s total sales, revenues are expected to be up at a mid-teen percentage rate currency neutral (up mid single-digit reported). International revenues should approximate 37 percent of total revenues in 2015.
  Direct-to-consumer revenues are expected to grow at a mid-teen percentage rate currency neutral (up at a low double-digit percentage rate reported) in 2015 and should represent about 28 percent of total VF revenues. Direct-to-consumer growth in 2015 will be driven by approximately 150 store openings, comp store growth and an expected increase of more than 30 percent in e-commerce revenues.
  Gross margin is expected to improve by 40 basis points to reach 49.2 percent, which includes a 30 basis point headwind from changes in foreign currency.
  Operating margin is expected to reach 15.0 percent, including the negative impact of changes in foreign currency.
  Earnings per share, on a currency neutral basis, is expected to increase 12 percent (up 4% reported) compared to an adjusted EPS of $3.08 in 2014.
  Cash flow from operations should reach $1.3 billion. The year over year comparison is impacted by a $250 million contribution to fully fund the company’s U.S. pension plan made in the first quarter of 2015, the significant cash received in the 53rd week of 2014 and the negative impact of changes in foreign currency.
  VF expects to spend approximately $700 million under the company’s share repurchase program; when combined with the annual dividend, this will return more than $1.2 billion to shareholders in 2015.
  Other full year assumptions include a 24 percent effective tax rate and capital expenditures of approximately $225 million.

In terms of revenue comparisons in 2015, on a currency neutral basis, we expect relatively consistent growth comparisons quarter-by-quarter throughout the year. Due to the rapid strengthening of the U.S. dollar in the second half of 2014, reported revenue comparisons in the second half of 2015 will be slightly stronger than in the first half.

In terms of earnings cadence in 2015, the negative impact of currency movements is more pronounced in the first half of the year, especially in the first quarter when foreign currencies in 2014 were at their strongest level against the U.S. dollar and our international business mix is particularly high.

Dividend Declared

VF’s Board of Directors declared a quarterly dividend of $0.32 per share, payable on March 20, 2015 to shareholders of record on March 10, 2015.

Webcast Information

VF will hold its fourth quarter conference call and webcast today at 8:30 a.m. Eastern Time. Interested parties should call (888) 240-9334 (domestic) or (913) 312-0381 (international) to access the call. The conference call will be broadcast live and accessible at www.vfc.com. A replay of the conference call will be available from Feb. 13 through Feb. 20, 2015, via telephone at 877-870-5176 (access code: 9238359) or at www.vfc.com.

About VF

VF Corporation (NYSE: VFC) is a global leader in the design, manufacture, marketing and distribution of branded lifestyle apparel, footwear and accessories. The company’s highly diversified portfolio of 30 powerful brands spans numerous geographies, product categories, consumer demographics and sales channels, giving VF a unique industry position and the ability to create sustainable, long-term growth for our customers and shareholders. The company’s largest brands are The North Face®, Vans®, Timberland®, Wrangler®, Lee® and Nautica®. For more information, visit www.vfc.com.

Forward Looking Statements

Certain statements included in this release and the attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; VF's reliance on a small number of large customers; the financial strength of VF's customers; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF and its customers’ ability to maintain the strength and security of information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; foreign currency fluctuations; changes in tax liabilities, and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

VF CORPORATION Condensed Consolidated Statements of Income (Unaudited) (In thousands, except per share amounts)

	Three Months Ended December		%	Twelve Months Ended December		%
	2014	2013	Change	2014	2013	Change

Net sales	$3,544,263	$3,258,712	9%	$12,154,784	$11,302,350	8%
Royalty income	34,597	31,387	10%	127,377	117,298	9%

Total revenues	3,578,860	3,290,099	9%	12,282,161	11,419,648	8%

Costs and operating expenses
Cost of goods sold	1,823,625	1,704,690	7%	6,288,190	5,931,469	6%
Selling, general and administrative expenses	1,177,229	1,077,027	9%	4,159,885	3,841,032	8%
Impairment of goodwill and intangible assets	396,362	-		396,362	-
	3,397,216	2,781,717	22%	10,844,437	9,772,501	11%

Operating income	181,644	508,382	(64%)	1,437,724	1,647,147	(13%)

Interest, net	(19,986)	(19,408)	(3%)	(79,814)	(80,632)	1%
Other income (expense), net	(1,335)	(2,302)	42%	(5,544)	(4,025)	(38%)

Income before income taxes	160,323	486,672	(67%)	1,352,366	1,562,490	(13%)

Income taxes	38,222	119,005	(68%)	304,861	352,371	(13%)

Net income	$122,101	$367,667	(67%)	$1,047,505	$1,210,119	(13%)

Earnings per common share
Basic	$0.28	$0.84	(66%)	$2.42	$2.76	(12%)
Diluted	$0.28	$0.82	(66%)	$2.38	$2.71	(12%)

Weighted average shares outstanding
Basic	431,645	439,023		432,611	438,657
Diluted	439,695	447,746		440,153	446,809

Cash dividends per common share	$0.3200	$0.2625	22%	$1.1075	$0.9150	21%

Basis of presentation: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal fourth quarter ends on the Saturday closest to December 31. For presentation purposes herein, all references to the period ended December 2014 relate to the 14 week and 53 week fiscal periods ended January 3, 2015, and all references to the period ended December 2013 relate to the 13 week and 52 week fiscal periods ended December 28, 2013.

VF CORPORATION Condensed Consolidated Balance Sheets (Unaudited) (In thousands)

	December	December
	2014	2013

ASSETS
Current assets
Cash and equivalents	$971,895	$776,403
Accounts receivable, net	1,276,224	1,360,443
Inventories	1,482,804	1,399,062
Other current assets	454,931	347,074
Total current assets	4,185,854	3,882,982

Property, plant and equipment	942,181	932,792
Intangible assets	2,433,552	2,960,201
Goodwill	1,824,956	2,021,750
Other assets	593,597	517,718
Total assets	$9,980,140	$10,315,443

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$21,822	$18,810
Current portion of long-term debt	3,975	5,167
Accounts payable	690,842	638,732
Accrued liabilities	903,602	905,292
Total current liabilities	1,620,241	1,568,001

Long-term debt	1,423,581	1,426,829
Other liabilities	1,305,436	1,243,575

Stockholders' equity	5,630,882	6,077,038
Total liabilities and stockholders' equity	$9,980,140	$10,315,443

VF CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Twelve Months Ended December
	2014	2013

Operating activities
Net income	$1,047,505	$1,210,119
Impairment of goodwill and intangible assets	396,362	-
Depreciation and amortization	274,883	253,273
Other noncash adjustments to net income	18,299	76,708
Changes in operating assets and liabilities	(39,420)	(34,059)
Cash provided by operating activities	1,697,629	1,506,041

Investing activities
Capital expenditures	(234,077)	(271,153)
Software purchases	(67,943)	(53,989)
Other, net	(27,235)	(25,131)
Cash used by investing activities	(329,255)	(350,273)

Financing activities
Net increase in short-term borrowings	4,761	9,032
Payments on long-term debt	(4,760)	(404,872)
Purchases of treasury stock	(727,795)	(282,024)
Cash dividends paid	(478,933)	(402,136)
Net impact of stock issuance	99,306	96,169
Cash used by financing activities	(1,107,421)	(983,831)

Effect of foreign currency rate changes on cash and equivalents	(65,461)	7,005

Net change in cash and equivalents	195,492	178,942

Cash and equivalents - beginning of year	776,403	597,461

Cash and equivalents - end of year	$971,895	$776,403

VF CORPORATION Supplemental Financial Information Business Segment Information (Unaudited) (In thousands)

	Three Months Ended December		%	Twelve Months Ended December		%
	2014	2013	Change	2014	2013	Change

Coalition revenues
Outdoor & Action Sports	$2,164,324	$1,919,322	13%	$7,198,994	$6,379,167	13%
Jeanswear	755,140	734,075	3%	2,801,754	2,810,994	0%
Imagewear	298,305	286,888	4%	1,104,038	1,065,952	4%
Sportswear	215,154	207,774	4%	650,203	624,693	4%
Contemporary Brands	106,694	107,714	(1%)	400,431	415,053	(4%)
Other	39,243	34,326	14%	126,741	123,789	2%

Total coalition revenues	$3,578,860	$3,290,099	9%	$12,282,161	$11,419,648	8%

Coalition profit
Outdoor & Action Sports	$432,345	$358,247	21%	$1,312,963	$1,106,384	19%
Jeanswear	141,571	134,331	5%	527,972	544,882	(3%)
Imagewear	48,408	44,860	8%	164,352	152,203	8%
Sportswear	32,171	35,676	(10%)	77,972	88,157	(12%)
Contemporary Brands	1,809	8,915	(80%)	23,420	38,825	(40%)
Other	(603)	1,633	(137%)	(2,600)	(562)	(363%)

Total coalition profit	655,701	583,662	12%	2,104,079	1,929,889	9%

Impairment of goodwill and intangible assets	(396,362)	-		(396,362)	-
Corporate and other expenses	(79,030)	(77,582)	(2%)	(275,537)	(286,767)	4%
Interest, net	(19,986)	(19,408)	(3%)	(79,814)	(80,632)	1%

Income before income taxes	$160,323	$486,672	(67%)	$1,352,366	$1,562,490	(13%)

VF CORPORATION Supplemental Financial Information Business Segment Information – Currency Neutral Basis (Unaudited) (In thousands)

	Three Months Ended December 2014
		Exclude
	As Reported	Impact of Foreign
	under GAAP	Currency Exchange	Currency Neutral

Coalition revenues
Outdoor & Action Sports	$2,164,324	$(65,371)	$2,229,695
Jeanswear	755,140	(17,956)	773,096
Imagewear	298,305	(1,611)	299,916
Sportswear	215,154	-	215,154
Contemporary Brands	106,694	(2,285)	108,979
Other	39,243	-	39,243

Total coalition revenues	$3,578,860	$(87,223)	$3,666,083

Coalition profit
Outdoor & Action Sports	$432,345	$(12,979)	$445,324
Jeanswear	141,571	(155)	141,726
Imagewear	48,408	(285)	48,693
Sportswear	32,171	-	32,171
Contemporary Brands	1,809	(32)	1,841
Other	(603)	-	(603)

Total coalition profit	655,701	(13,451)	669,152

Impairment of goodwill and intangible assets	(396,362)	-	(396,362)
Corporate and other expenses	(79,030)	-	(79,030)
Interest, net	(19,986)	-	(19,986)

Income before income taxes	$160,323	$(13,451)	$173,774

Currency Neutral Financial Information
VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure. We use currency neutral information to provide a framework to assess how our business performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a currency neutral basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Business Segment Information – Currency Neutral Basis (Unaudited) (In thousands)

	Twelve Months Ended December 2014
		Exclude
	As Reported	Impact of Foreign
	under GAAP	Currency Exchange	Currency Neutral

Coalition revenues
Outdoor & Action Sports	$7,198,994	(43,075)	$7,242,069
Jeanswear	2,801,754	(43,013)	2,844,767
Imagewear	1,104,038	(4,267)	1,108,305
Sportswear	650,203	-	650,203
Contemporary Brands	400,431	(250)	400,681
Other	126,741	-	126,741

Total coalition revenues	$12,282,161	$(90,605)	$12,372,766

Coalition profit
Outdoor & Action Sports	$1,312,963	$(12,446)	$1,325,409
Jeanswear	527,972	(151)	528,123
Imagewear	164,352	(877)	165,229
Sportswear	77,972	-	77,972
Contemporary Brands	23,420	82	23,338
Other	(2,600)	-	(2,600)

Total coalition profit	2,104,079	(13,392)	2,117,471

Impairment of goodwill and intangible assets	(396,362)	-	(396,362)
Corporate and other expenses	(275,537)	-	(275,537)
Interest, net	(79,814)	-	(79,814)

Income before income taxes	$1,352,366	$(13,392)	$1,365,758

Currency Neutral Financial Information
VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure. We use currency neutral information to provide a framework to assess how our business performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a currency neutral basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Reconciliation of Select GAAP Measures to Non-GAAP Measures (Unaudited) (In thousands, except per share amounts)

	Three Months		Three Months
	Ended	Operating	Ended	Operating
	December 2014	Margin	December 2013	Margin

Operating income, as reported under GAAP	$ 181,644	5.1%	$ 508,382	15.5%

Impairment of goodwill and intangible assets	396,362		-

Operating income, as adjusted	$ 578,006	16.2%	$ 508,382	15.5%

Net income, as reported under GAAP	$ 122,101		$ 367,667

Impairment of goodwill and intangible assets, net of tax	306,831		-

Net income, as adjusted	$ 428,932		$ 367,667

Diluted earnings per share, as reported under GAAP	$ 0.28		$ 0.82

Impairment of goodwill and intangible assets, net of tax	0.70		-

Diluted earnings per share, as adjusted	$ 0.98		$ 0.82

	Twelve Months		Twelve Months
	Ended	Operating	Ended	Operating
	December 2014	Margin	December 2013	Margin

Operating income, as reported under GAAP	$ 1,437,724	11.7%	$ 1,647,147	14.4%

Impairment of goodwill and intangible assets	396,362		-

Operating income, as adjusted	$ 1,834,086	14.9%	$ 1,647,147	14.4%

Net income, as reported under GAAP	$ 1,047,505		$ 1,210,119

Impairment of goodwill and intangible assets, net of tax	306,831		-

Net income, as adjusted	$ 1,354,336		$ 1,210,119

Diluted earnings per share, as reported under GAAP	$ 2.38		$ 2.71

Impairment of goodwill and intangible assets, net of tax	0.70		-

Diluted earnings per share, as adjusted	$ 3.08		$ 2.71

Non-GAAP Financial Information
The financial information above has been presented on a GAAP basis and on an adjusted basis which excludes the impact of noncash impairment charges for goodwill and intangible assets. These adjusted presentations are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

CONTACT:
VF Corporation
Lance Allega, 336-424-6082
Vice President, Investor Relations
or
Craig Hodges, 336-424-5636
Director, Public Relations